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                                  July 31, 1997


TCF Financial Corporation
801 Marquette Avenue
Suite 302
Minneapolis, Minnesota 55402

Ladies and Gentlemen:


     We are acting as special counsel to TCF Financial Corporation, a Delaware corporation ("TCF"), and TCF National Bank Illinois, a national bank subsidiary of TCF ("TCF Illinois"), in connection with the merger (the "Merger") of a new, wholly-owned interim savings association ("Interim Bank") to be formed by and through a "Conversion - Reincorporation" transaction to be the successor in interest to Standard Financial, Inc., a Delaware corporation ("Standard"), pursuant to an Agreement and Plan of Merger, dated as of March 16, 1997 (the "Merger Agreement"), as amended, by and among TCF, TCF Illinois, Interim Bank, and Standard. References herein to Standard and Standard Common Stock are deemed to refer to Interim Bank and Interim Bank Common Stock, respectively, as appropriate.


     TCF proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Amendment No. 2 to registration statement on Form S-4 (File No. 333-28555) (the "Registration Statement") with respect to the common stock, par value $0.01 per share, of TCF to be issued to holders of shares of common stock, par value $0.01 per share, of Standard ("Standard Common Stock") in connection with the Merger. In addition, Standard has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto including the Merger Agreement. In rendering the opinion set forth below we have relied upon the facts stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate, including the representations of Standard and TCF referred to in the Proxy Statement/Prospectus.


     We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.


     Based upon and subject to the foregoing and to the qualifications, limitations and assumptions (including the receipt of certain representations that are complete and accurate in all material effects to be provided by Standard, TCF and certain shareholders


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TCF Financial Corporation
July 31, 1997
Page 2



of Standard to us prior to the effective time) contained in the portion of the Proxy Statement/Prospectus captioned "The Combination - Certain Federal Income Tax Consequences," that portion of the Proxy Statement/Prospectus captioned "The Combination - Certain Federal Income Tax Consequences" constitutes our opinion regarding the federal income tax consequences of the Combination to holders of outstanding Standard Common Stock. No opinion is expressed on any matters other than those specifically referred to herein.


      This opinion is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                   Very truly yours,
                                   FRIED, FRANK, HARRIS,
                                   SHRIVER & JACOBSON

                                  /s/ Fried, Frank, Harris, Shriver & Jacobson
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